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                                                                      EXHIBIT 15

November 12, 2003

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2003 and 2002, as indicated in our report dated November 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statements No. 2-94541, 333-65218 and 333-108176 on Form S-3; Registration Statement No. 333-106952 on Form S-4; and Registration Statements No. 33-65391, 333-16471, 333-92291, 333-46904,
333-48718, 33-30454, 333-49553 and 333-73856 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Atlanta, Georgia